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                                                                     EXHIBIT 3.3

                                                            STATE OF DELAWARE
                                                           SECRETARY OF STATE
                                                        DIVISION OF CORPORATIONS
                                                         FILED 9:00 AM 7/06/1999
                                                           991275715 - 3066077


                          CERTIFICATE OF INCORPORATION

                                       OF

                                  NOVATEC INC.

                              A STOCK CORPORATION

     I, the undersigned, for the purpose of incorporating and organizing a corporation under the General Corporation Law of the State of Delaware, do hereby certify as follows:

     FIRST: The name of the corporation is NovaTec Inc. (the "Corporation").

     SECOND: The address of the Corporation's registered office in the State of Delaware is 1013 Centre Road, City of Wilmington, County of New Castle, Delaware 19805. The name of the Corporation's registered agent at such address is Corporation Service Company.

     THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

     FOURTH: The total number of shares which the Corporation shall have authority to issue is 110,000,000 shares, of which 100,000,000 shares shall be common stock, par value $0.001 per share, and 10,000,000 shares shall be preferred stock, par value $0.001 per share ("Preferred Stock"). The Preferred Stock may be divided into and issued in series. The Board of Directors shall have the authority to divide the Preferred Stock into series and to fix and determine the powers, designations, preferences, rights, qualifications, limitations and restrictions of any series of Preferred Stock so established.

     FIFTH: Elections of directors need not be by written ballot except and to the extent provided in the bylaws of the Corporation. Meetings of stockholders may be held within or without the State of Delaware.

     SIXTH: To the full extent permitted by the General Corporation Law of the State of Delaware or any other applicable laws presently or hereafter in effect, no director of the Corporation shall be personally liable to the Corporation or its stockholders for or with respect to any acts or omissions in the performance of his or her duties as a director of the Corporation. Any repeal or modification of this Article Sixth shall not adversely affect any right or protection of a director of the Corporation existing immediately prior to such repeal or modification.

     SEVENTH: Each person who is or was or had agreed to become a director or officer of the Corporation, or each such person who is or was serving or who had agreed to serve at the request of the Board of Directors or an officer of the Corporation as an employee or agent of the Corporation or as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including the heirs, executors, administrators or estate of such person), shall be indemnified by the Corporation to the full extent permitted by the General Corporation Law of the State of Delaware or any other applicable laws as presently or hereafter in effect. Without limiting the generality or the effect of the foregoing, the Corporation may enter

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into one or more agreements with any person which provide for indemnification greater or different than that provided in this Article. Any repeal or modification of this Article Seventh shall not adversely affect any right or protection existing hereunder immediately prior to such repeal or modification.

       EIGHTH: In furtherance and not in limitation of the rights, powers, privileges, and discretionary authority granted or conferred by the General Corporation Law of the State of Delaware or other statutes or laws of the State of Delaware, the Board of Directors is expressly authorized to make, alter, amend or repeal the bylaws of the Corporation, without any action on the part of the stockholders, but the stockholders may make additional bylaws and may alter, amend or repeal any by-law whether adopted by them or otherwise. The Corporation may in its bylaws confer powers upon its Board of Directors in addition to the foregoing and in addition to the powers expressly conferred upon the Board of Directors by applicable law.

       NINTH: The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed herein or by applicable law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to this reservation.

       TENTH: The name and mailing address of the incorporator is Tom Modiseur, 3181 Seventeen Mile Drive, Pebble Beach, California 93953.

       ELEVENTH: The name and mailing address of the person who is to serve as the sole director of the Corporation until the first annual meeting of stockholders or until his successor is elected and qualified is as follows:

       Name                        Mailing Address
       ----                        ---------------
       Tom Modiseur                3181 Seventeen Mile Drive
                                   Pebble Beach
                                   California 93953

       IN WITNESS WHEREOF, I the undersigned, being the incorporator hereinabove named, do hereby execute this Certificate of Incorporation on this 29 day of June 1999.


                                   /s/ TOM MODISETTE
                                   -------------------------------------
                                   Tom Modisette